Exhibit 99.1

Media Contact:
Steve Sabicer
714-907-6264
ssabicer@thesabicergroup.com

Investor Contact:
Susan Morrison
858-366-6900
IR@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Announces Third Quarter 2021 Financial Results
and Updated Full Year 2021 Sales Guidance
Virtual R&D Day Scheduled for December 6, 2021

San Diego, November 3, 2021 - Tandem Diabetes Care, Inc. (NASDAQ: TNDM), a leading insulin delivery and diabetes technology company, today reported its financial results for the quarter ended September 30, 2021 and updated its sales guidance for the year ending December 31, 2021.

Third Quarter 2021 Highlights

In comparing the third quarter of 2021 to the same period of 2020:
•Worldwide pump shipments increased 43 percent to 31,558 pumps from 22,021 pumps
•Sales increased 45 percent to $179.6 million from $123.6 million
•Gross margin improved to 54 percent of sales from 53 percent of sales
•Operating margin improved to 4 percent of sales from negative 1 percent of sales

“We delivered a strong third-quarter performance in a difficult environment and continue to add new customers worldwide at an incredible rate,” said John Sheridan, president and chief executive officer. “Our domestic sales force expansion, scaling international launch of Control-IQ technology and depth of our new product pipeline has us well-positioned to drive growth in 2022 and beyond, while delivering upon our mission to provide people a positively different experience in diabetes care.”

Third Quarter 2021 Financial Results

Domestic pump shipments increased 10 percent to 20,296 pumps in the third quarter of 2021 from 18,380 pumps in the same period of 2020. Domestic sales were $133.1 million, an increase of 24 percent compared to $107.5 million in the third quarter of 2020. International pump shipments increased 209 percent to 11,262 pumps in the third quarter of 2021 from 3,641 pumps in the same period of 2020. International sales were $46.5 million, an increase of 189 percent compared to $16.1 million in the third quarter of 2020.

Gross profit for the third quarter of 2021 increased 48 percent to $96.7 million, compared to $65.3 million for the same period of 2020. Gross margin increased to 54 percent in the third quarter of 2021 from 53 percent in the same period of 2020.

Exhibit 99.1
For the third quarter of 2021, operating expenses totaled $89.0 million, compared to $66.3 million for the same period of 2020. Operating income totaled $7.7 million, compared to an operating loss of $1.0 million for the same period of 2020. Operating margin for the third quarter of 2021 was 4 percent of sales compared to negative 1 percent for the same period of 2020. For the third quarter of 2021, adjusted EBITDA(1) was $26.9 million, or 15 percent of sales, compared to $14.8 million, or 12 percent of sales, for the same period of 2020.

Net income for the third quarter of 2021 was $5.8 million, which included a $0.4 million non-cash charge for the change in fair value of certain outstanding warrants and $1.5 million of interest expense related to the Company’s convertible senior notes. This is compared to a net loss of $9.4 million for the third quarter of 2020, which included a $3.6 million non-cash charge for the change in fair value of certain warrants outstanding at that time and $4.9 million of interest expense related to the Company’s convertible senior notes.

Cash Balance and Liquidity

As of September 30, 2021, the Company had $595.0 million in cash, cash equivalents and short-term investments. This represents a $49.7 million increase in the third quarter of 2021, and a $110.1 million increase since December 31, 2020.

2021 Annual Guidance Update

For the year ending December 31, 2021, the Company is updating its financial guidance as follows:

•Sales are estimated to be in the range of $685 million to $695 million, which represents an annual sales growth of 37 percent to 39 percent compared to 2020. The Company’s prior sales guidance for 2021 was estimated to be in the range of $670 million to $685 million.

◦Includes international sales of approximately $168 million to $173 million, which represents an annual sales growth of 102 percent to 108 percent compared to 2020. The Company’s prior international sales guidance for 2021 was estimated to be in the range of $160 million to $165 million.

•Gross margin is estimated to be approximately 54 percent
•Adjusted EBITDA(1) is estimated to be approximately 15 percent of sales
•Non-cash charges included in cost of goods sold and operating expenses are estimated to be approximately $75 million, which include:

◦Approximately $60 million in non-cash, stock-based compensation expense
◦Approximately $15 million of depreciation and amortization

(1) EBITDA is a non-GAAP financial measure defined as net income (loss) excluding income taxes, interest and other non-operating items and depreciation and amortization. Adjusted EBITDA further adjusts for the change in fair value of common stock warrants and non-cash stock-based compensation expense. This definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by the Company to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. The Company presents Adjusted EBITDA to provide information that may assist investors in understanding its financial results. However, Adjusted EBITDA is not intended to be a substitute for net income (loss).

Exhibit 99.1
Non-GAAP Financial Measures

Certain non-GAAP financial measures are presented in this press release, including Adjusted EBITDA, to provide information that may assist investors in understanding the Company’s financial results and assessing its prospects for future performance. We believe these non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results. These non-GAAP financial measures, as we calculate them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of each of the GAAP financial measures to the most directly comparable non-GAAP financial measures has been provided under the heading “Reconciliation of GAAP versus Non-GAAP Financial Results” in the financial statement tables attached to this press release. Consistent with SEC regulations, we have not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the “unreasonable efforts” exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments that we may make to our GAAP financial measures in calculating our non-GAAP financial measures.

Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time). The link to the webcast will be available by accessing the Events & Presentations tab in the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for at least 30 days. To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code “4679227.”

Virtual R&D Day

On Monday, December 6, 2021, the Company will host a virtual R&D Day from 1:30pm – 4:30pm Eastern Time (10:30am – 1:30pm Pacific Time). The program will include presentations regarding the Company’s strategy, longer-term vision and product pipeline. A webcast of the event, including a live question and answer session, will be available the day of the event on Tandem Diabetes Care’s Investor Center website located at https://investor.tandemdiabetes.com in the “Events & Presentations” section. A replay and archive of the event will be available for 30 days.

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes worldwide through relentless innovation and revolutionary customer experience. The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem’s flagship product, the t:slim X2 insulin pump, is capable of remote software updates using a personal computer and features integrated continuous glucose monitoring. Tandem is based in San Diego, California.

Tandem Diabetes Care, Inc., t:slim X2 and Control-IQ are trademarks of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2 and $TNDM.
Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.
Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

Exhibit 99.1
Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding, among other things, the Company’s projected financial results, and the factors impacting the Company’s business momentum. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the Company’s ability to achieve projected financial results will be impacted by market acceptance of the Company’s existing products and products under development by physicians and people with diabetes; the Company’s ability to establish and sustain operations to support international sales, including expansion into additional geographies; changes in reimbursement rates or insurance coverage for the Company’s products; the Company’s ability to meet increasing operational and infrastructure requirements from higher customer interest and a larger base of existing customers; the Company’s ability to complete the development and launch of new products when anticipated; the potential that newer products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render the Company’s products obsolete or less desirable; the depth and duration of the evolving COVID-19 pandemic, and the global response thereto; reliance on third-party relationships, such as outsourcing and supplier arrangements; global economic conditions; and other risks identified in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents that the Company files with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

# # #

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$594,993	$484,936
Accounts receivable, net	87,462	82,195
Inventories	65,734	63,721
Other current assets	6,758	6,383
Total current assets	754,947	637,235

Property and equipment, net	49,621	50,022
Operating lease right-of-use assets	29,683	19,773
Other long-term assets	16,028	9,385
Total assets	$850,279	$716,415

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and employee-related liabilities	$80,522	$56,747
Deferred revenue	9,022	6,082
Common stock warrants	116	14,261
Operating lease liabilities	9,261	9,421
Other current liabilities	20,729	17,341
Total current liabilities	119,650	103,852

Convertible senior notes, net - long-term	281,032	202,984
Operating lease liabilities - long-term	25,680	15,914
Other long-term liabilities	34,263	27,360
Total liabilities	460,625	350,110

Total stockholders’ equity	389,654	366,305
Total liabilities and stockholders’ equity	$850,279	$716,415

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Sales	$179,627	$123,603	$492,803	$330,765
Cost of sales	82,882	58,290	230,317	160,801
Gross profit	96,745	65,313	262,486	169,964
Operating expenses:
Selling, general and administrative	64,923	50,228	190,009	150,385
Research and development	24,102	16,094	62,562	46,198
Total operating expenses	89,025	66,322	252,571	196,583
Operating income (loss)	7,720	(1,009)	9,915	(26,619)
Total other expense, net	(1,872)	(8,360)	(5,159)	(26,701)
Income (loss) before income taxes	5,848	(9,369)	4,756	(53,320)
Income tax expense (benefit)	54	39	(2)	(1,938)
Net income (loss)	$5,794	$(9,408)	$4,758	$(51,382)

Net income (loss) per share, basic	$0.09	$(0.15)	$0.08	$(0.85)
Net income (loss) per share, diluted	$0.09	$(0.15)	$0.07	$(0.85)

Weighted average shares used to compute basic net income (loss) per share	63,167	61,529	62,780	60,568
Weighted average shares used to compute diluted net income (loss) per share	64,784	61,529	64,198	60,568

Exhibit 99.1
Reconciliation of GAAP versus Non-GAAP Financial Results

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP net income (loss)	$5,794	$(9,408)	$4,758	$(51,382)
Income tax expense (benefit)	54	39	(2)	(1,938)
Interest income and other, net	(31)	(143)	(721)	(1,235)
Interest expense	1,511	4,855	4,526	8,030
Depreciation and amortization	3,400	2,989	10,325	7,024
EBITDA	10,728	(1,668)	18,886	(39,501)
Change in fair value of common stock warrants	392	3,648	1,354	19,906
Stock-based compensation expense	15,729	12,837	43,653	45,123
Adjusted EBITDA	$26,849	$14,817	$63,893	$25,528